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                        CONSENT OF FINANCIERE INDOSUEZ



        We hereby consent to the inclusion in the Registration Statement on Form S-4 (File No. 33-51703), as amended, of our opinion letter appearing as Appendix C to the Joint Proxy Statement and Prospectus forming a part thereof and to the references thereto and to our firm under the captions "Summary", "The Merger--Background of the Merger", "The Merger--Recommendations of the Boards of Director" and "The Merger--Opinions of Financial Advisors". In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


February 3, 1994                        FINANCIERE INDOSUEZ


                                        By: Christine Morin-Postel